                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of March 1, 2001, between J. LIVINGSTON KOSBERG ("Consultant") and U.S. PHYSICAL THERAPY, INC., a Nevada corporation (the "Company").

                                    RECITALS

        A. Consultant recently resigned from his position as Chairman of the Board of the Company after serving in this capacity for a number of years but remains a director of the Company and an advisor to management of the Company.

        B. The Company wishes to retain the services of the Consultant in order to have access to Consultant's substantial experience with the Company.

        C. Consultant has agreed to render consulting services to the Company on the terms and conditions stated herein.

        NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

        1. Engagement and Scope. The Company engages Consultant to perform consulting services (the "Services"), and Consultant accepts such engagement, upon the terms and conditions set forth in this Agreement. The Company shall from time to time request Consultant to render services or accomplish certain tasks befitting of Consultant's qualifications and past duties. Should the Company not request services of Consultant, Consultant shall not be obligated to request or perform any duties. In no event shall Consultant be required to render services for an aggregate of more than two (2) work days per month during the five-year term of this Agreement. Consultant also shall perform such additional services in connection with this engagement as mutually agreed by the Company and Consultant.

        2. Term of Agreement. The term of this Agreement shall be for the five-year period commencing on June 1, 2001 and ending May 31, 2006 or until earlier terminated as herein provided.

        3. Service Fees; Expenses. For all services rendered under this Agreement, the Company shall pay Consultant at the rate of Ninety-Five Thousand and no/100 Dollars ($95,000.00) per year, payable monthly in arrears on the last business day of the month or as otherwise agreed between the Company and Consultant. The Company will also pay or reimburse Consultant for the health insurance provided in Section 4 and all reasonable out-of-pocket travel, entertainment and other expenses incurred with the prior written approval of the Company. Consultant acknowledges and agrees that except as provided in Section 4 of this Agreement, he is not entitled to or eligible to participate in any of the Company's employee or executive benefit programs, including without limitation, life, health and dental insurance programs, 401(k) plan, vacation benefits, pension program, or any other benefits available to employees of the Company except to the extent he is entitled to receive vested benefits pursuant to any such plans after retirement from the Company.

        4. Health Insurance. In addition to the fees and expenses described in Section 3 of this Agreement, the Company (and its successors) will provide health insurance coverage for Consultant and his spouse on substantially the same terms and conditions as it provided health insurance benefits to Consultant and his spouse while he was an employee of the Company. The Company may make changes to such insurance coverage and the terms and conditions thereof as long as the health insurance coverage provided to Consultant hereunder is substantially identical to or better than the health insurance coverage provided to the most senior executives of the Company (and its successors) from time to time. Notwithstanding termination of this Agreement pursuant to Sections 6 or 7 hereof or anything else herein to the contrary in this Agreement, the Company shall provide the above-described health insurance coverage to Consultant and his spouse as required by this Section 4 until the earlier of (i) May 31, 2006 or (ii) the date on which there are no longer any persons surviving who are entitled to such coverage hereunder.

        5. Taxes. Consultant acknowledges and agrees that, except as otherwise required by law, the Company will not withhold or deduct any federal, state, or local income taxes or unemployment insurance or social security taxes (collectively, "Taxes") from payments made to Consultant hereunder. Consultant shall report and pay directly all Taxes accruing as a result of payments made to Consultant under this Agreement. Consultant shall indemnify, defend and hold the Company and its directors, officers, affiliates, agents, employees, successors and assigns, (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, obligations, claims, penalties, fines or losses, including reasonable attorneys' fees and costs (collectively, "Losses"), resulting from or in any way related to Consultant's failure to pay any Taxes.

        6. Termination. In the event of a material default by either party of its obligations hereunder, the other party may provide notice to the defaulting party and the defaulting party shall have 30 days to correct such default (five days if the default is in payment of fees or expenses or in the provision of health coverage called for under this Agreement). If the defaulting party fails to correct the default within such 30-day period, the non-defaulting party may terminate this Agreement upon written notice to the defaulting party.

        7. Death or Disability. This Agreement shall terminate in the event of the death of Consultant or the disability of Consultant which continues for a period of 90 days. In such event, the Company will pay Consultant or his estate all amounts payable hereunder through the date of death or 90 days after the date the disability begins, as the case may be, with fees prorated for any period representing a fraction of a month. In the event of any dispute under this Section 7 as to whether Consultant has suffered a disability, Consultant shall submit to a physical examination by a licensed physician selected by the Company and reasonably acceptable to Consultant. Notwithstanding termination of this Agreement pursuant to this Section 7, the Company shall continue to provide health insurance coverage to Consultant's spouse for the period specified and as required in Section 4 above.

        8. Authority of Consultant. Consultant shall have no authority to perform any act in the name or on behalf of the Company except as expressly authorized by the Company in writing. Consultant shall indemnify, defend and hold the Indemnified Parties harmless from and against any and all Losses resulting from or in any way related to any unauthorized or unlawful acts of Consultant, whether willful or not.

        9. Confidential Information. Because the work for which Consultant is retained will include knowledge and information of a confidential nature to, or which is a trade secret of, the Company, and its affiliates ("Confidential Information"), Consultant possesses and shall hereafter receive Confidential Information in confidence and shall not, except as required in the conduct of the Company's business or as authorized in writing by the Company, publish or disclose Confidential Information, or make any use of Confidential Information other than for and on behalf of the Company in rendering the Services, or authorize anyone else to do so, unless and until such information or knowledge shall become part of the public domain or shall have ceased to be secret or confidential, in either case through no fault of Consultant.

        10. Return of the Company Proprietary or Confidential Information. All documents, written information, notebooks, records and any other information relating to the Company or its affiliates, and all tangible work product created by Consultant pursuant to this Agreement, shall be the property of the Company and shall be delivered by Consultant to the Company on termination of this Agreement.

        11.     Miscellaneous.

                (a) Assignment; Binding Effect; Amendment - This Agreement and the rights of the parties under it may not be assigned (except by operation of law and except that they may be assigned by the Company to an affiliate of the Company or any successor of the Company as long as such assignment does not relieve the assignor from any liability hereunder). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns, including specifically but without limitation, the obligation to provide health insurance coverage to Consultant and his spouse as provided in Section 4 above. This Agreement constitutes a valid and binding agreement of the parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by each party.

                (b) Entire Agreement - This Agreement is the final, complete and exclusive statement of the agreement between the parties with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

                (c) Counterparts - This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                (d) Notices - All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by nationally recognized overnight courier, or by delivering the same in person to such party, addressed as follows:

               If to Consultant, addressed to:

                      J. Livingston Kosberg
                      121 N. Post Oak Lane, #206
                      Houston, TX  77024

               If to the Company, addressed to:

                      U.S. Physical Therapy, Inc.
                      3040 Post Oak Boulevard, Suite 222
                      Houston, TX  77056
                      Attn:  Roy Spradlin, President and Chief Executive Officer

                Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, registered or certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other party of such change in accordance with this Agreement.

                (e) Governing Law - This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                (f) Captions - The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions.

                (g) Remedies - In the event of breach of any of the terms of this Agreement by either party hereto, the non-breaching party will be entitled, where appropriate, to apply for and obtain injunctive relief in any court of competent jurisdiction without limitation as to any other or future remedies which may be available.

                (h) Survival of Obligations - No termination of this Agreement or of Consultant's work hereunder, for whatever reason, shall relieve Consultant of or release Consultant from the obligations set forth in Sections 4, 8, 9 and 10 of this Agreement, which shall survive such termination.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                    CONSULTANT:



                                    /s/ J. Livingston Kosberg
                                    -------------------------
                                    J. Livingston Kosberg

                                    COMPANY:

                                    U.S. Physical Therapy, Inc.



                                    By:/s/ Roy Spradlin
                                       ----------------
                                         Roy Spradlin
                                         President and Chief Executive Officer